Exhibit - I

July 26, 2022

GraniteShares ETF Trust

205 Hudson Street, 7th Floor

New York, NY 10013

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 32 to the Registration Statement, File Nos. 333-214796 and 811-23214 (the “Registration Statement”), of GraniteShares ETF Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 30 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 30 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

AJD/MVW

EXHIBIT A

1.	GraniteShares 1.25x Long TSLA Daily ETF
2.	GraniteShares 1x Short TSLA Daily ETF
3.	GraniteShares 1.5x Long NVDA Daily ETF
4.	GraniteShares 1.1x Long NIO Daily ETF
5.	GraniteShares 1.5x Long COIN Daily ETF
6.	GraniteShares 1.75x Long BABA Daily ETF
7.	GraniteShares 1.5x Long META Daily ETF
8.	GraniteShares 1.75x Long GOOGL Daily ETF
9.	GraniteShares 1.5x Long AMZN Daily ETF
10.	GraniteShares 1.75x Long AAPL Daily ETF
11.	GraniteShares 2x Long MSFT Daily ETF
12.	GraniteShares 1.25x Long AMD Daily ETF
13.	GraniteShares 1.25x Long PLTR Daily ETF
14.	GraniteShares 1.25x Long TWTR Daily ETF
15.	GraniteShares 1.5x Long UBER Daily ETF
16.	GraniteShares 1.5x Long DIS Daily ETF
17.	GraniteShares 1.25x Long F Daily ETF